Exhibit 99.1

GILLA REPORTS RECORD REVENUE FOR Q1 2016

NEW YORK, NY – (May 17, 2016) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), the fast-growing designer, manufacturer and marketer of E-liquid for vaporizers, has announced its financial results for the three months ended March 31, 2016. Gilla experienced its best quarter ever in terms of revenue due to strong growth in both its private label and premium E-liquid revenue streams. For the three-month period ended March 31, 2016, the Company generated $1,356,933 in sales from E-liquid, vaporizers and accessories. Further, gross profit percentage for the three months ended March 31, 2016 was 37% with the net loss amounting to $905,868.

“We continue to execute on our strategy of driving our high margin premium E-liquid business globally while maintaining our stable private label revenues,” said J. Graham Simmonds, Chairman and CEO of Gilla.  He added, “Given our strong revenue growth, we continue to make progress on our goal of achieving positive cash flow during the second half of 2016. The SG&A expense for the quarter also increased to $1,155,255, due to the acquisitions completed in Q4 2015, the Company establishing its European platform and the hiring of the California based sales team. The Company is now beginning to reap the benefits of these investments through an increase in revenues and importantly through the geographic diversity of those revenues.”

About Gilla Inc.
Gilla Inc. manufactures, markets and distributes E-liquid, which is the liquid used in vaporizers, E-cigarettes, and other vaping hardware and accessories. E-liquid is heated by the atomizer to deliver the sensation of smoking. Gilla aims to be a global leader in the manufacturing and distribution of E-liquid for the vapor industry. The Company provides consumers with choice and quality across categories and price points. Gilla’s product portfolio includes Craft Vapes, Craft Clouds, Vape Warriors, Miss Pennysworth’s Elixirs, The Mad Alchemist, Replicant and Coil Glaze E-liquid brands.

Forward-looking Statements
Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gilla.com, or contact:

Mr. J. Graham Simmonds
Chairman and CEO
T: 1 (416) 843-2881
email: graham.simmonds@gilla.com
website: www.gilla.com
twitter: @gillainc

For media inquiries, please contact:

Mr. Don Fenton
T: 1 (416) 434-3681
email: don.fenton@gilla.com